                 [LETTERHEAD OF SUTHERLAND ASBILL & BRENNAN LLP]

                                November 27, 2007

Board of Trustees
McMorgan Funds
One Bush Street, Suite 800
San Francisco, California 94104

Board of Trustees
The MainStay Funds
51 Madison Avenue
New York, New York 10010

Ladies and Gentlemen:

     This letter is being provided to you in accordance with section 6.3(e) of the Plan of Reorganization (as defined below) and contains our opinion concerning the federal income tax consequences of (i) the transfer of all the assets of the McMorgan Intermediate Fixed Income Fund and the McMorgan Fixed Income Fund (each a "Target Fund" and collectively, the "Target Funds"), a series of the McMorgan Funds, a Delaware statutory trust ("McMorgan Funds"), to the MainStay Institutional Bond Fund (the "Acquiring Fund"), an existing series of The MainStay Funds, a Massachusetts business trust ("MainStay Funds"), and the assumption by the Acquiring Fund of the known liabilities (if any) of the Target Funds and (ii) the liquidation of the Target Funds. (The transfer by a Target Fund described in the previous sentence shall be referred to as a "Reorganization" and, collectively, as the "Reorganizations.") In rendering our opinion, we have relied solely on the representations and assumptions set forth below and on the facts set forth below or contained in the following documents:
(a) the Agreements and Plans of Reorganization dated as of November 27, 2007 adopted by the McMorgan Funds on behalf of the Target Funds and by the MainStay Funds on behalf of the Acquiring Fund (the "Plans of Reorganization") and (b) the combined Prospectus/Proxy Statement (the "Prospectus") of the McMorgan Funds and the MainStay Funds.

     We are furnishing this opinion letter solely for the benefit of the McMorgan Funds (including the Target Funds thereof), the MainStay Funds (including the Acquiring Fund thereof), and the Boards of Trustees of the McMorgan Funds and the MainStay Funds (the "Boards"), and this letter is not to be used, circulated, or quoted for any other purpose without our written consent. Our opinion reflects our interpretation of the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), as in effect as of the date hereof. Our opinion is limited to the federal income tax consequences of the Reorganizations, and we express no opinion regarding any state, local, foreign, or other tax or nontax consequences. Absent your

Boards of Trustees
November 27, 2007
Page 2


written request, we will revise or update this letter to reflect subsequent changes in law only through the closing date of the Reorganizations.

                            Summary of Relevant Facts

     The McMorgan Funds is a Delaware statutory trust, and the MainStay Funds is a Massachusetts business trust. Both the McMorgan Funds and the MainStay Funds are registered as open-end management investment companies under the Investment Company Act of 1940, as amended (the "1940 Act"). Each of the McMorgan Funds and the MainStay Funds comprises several separate series and issues separate classes of shares of beneficial interests representing ownership interests in each of those series. The MainStay Funds offer substantially more series of funds than the McMorgan Funds.

     The Target Funds and the Acquiring Funds have substantially similar investment objectives. The Acquiring Fund will have identical principal investment strategies to the McMorgan Intermediate Fixed Income Fund. The Acquiring Fund will have substantially similar principal investment strategies to the McMorgan Fixed Income Fund, except to the extent that the two Funds differ in average portfolio duration. Each Fund invests at least 80% of its net assets in debt securities that are investment grade or that are issued or guaranteed by the U.S. government, its agencies, or instrumentalities. The Target Funds have generally consisted of, and the Acquiring Fund will generally consist of, a broad number of individual securities that have been or will be diversified by sector, industry and specific issuer, and maturity.

     The McMorgan Funds and the MainStay Funds are affiliated through the New York Life Insurance Company organization. The investment adviser for the Target Funds is McMorgan & Company LLC ("McMorgan").(1) McMorgan will serve as the sub-adviser to the Acquiring Fund. New York Life Investment Management, LLC ("NYLIM") will be the investment adviser to the Acquiring Fund. The Acquiring Fund will employ the same portfolio management team currently employed by the Target Funds.

     As set forth in the Prospectus, the Reorganizations are part of a larger effort to integrate and consolidate the operations of the McMorgan Funds into the general investment management operations of the NYLIM in order to eliminate redundancies, achieve certain operating efficiencies and to create a stronger, more cohesive family of funds. The consolidation will be effected by reorganizing certain funds in the McMorgan Funds into existing and new funds of the MainStay Funds, by liquidating the remaining funds in the McMorgan Funds, and by dissolving the McMorgan Funds. The restructuring plan was proposed by McMorgan and NYLIM in large part due to the facts that the relatively small asset size of the McMorgan Funds did not justify the expense of operating the McMorgan Funds as a separate entity and that the prospects for asset growth within the McMorgan Funds were limited.

     After reviewing the alternatives, McMorgan and NYLIM concluded that the best option for the shareholders of the Target Funds was to combine the Target Funds in the Reorganizations

----------
(1)  McMorgan manages the Target Funds directly, with no sub-adviser.

Boards of Trustees
November 27, 2007
Page 3


as a newly created series of the MainStay Funds. McMorgan and NYLIM reasoned that the Reorganizations would provide the shareholders of the Target Funds with the consistency of a substantially similar investment strategy and with the same investment team at a lower level of net operating expenses. At the same time, after the Reorganizations, the former shareholders of the Target Funds will have the ability as Acquiring Fund shareholders to: (1) exchange their shares for shares of other investment series of the MainStay Funds and (2) under certain conditions, purchase shares of other investment series of the MainStay Funds, without being subject to any applicable sales loads or investment minimums.

     For these and other valid business reasons set forth in the Prospectus, the Boards have determined that it would be in the best interests of the shareholders of both the Acquiring Fund and the Target Funds for the Target Funds to be combined with the Acquiring Fund. Accordingly, the following Plans of Reorganization have been approved by the Boards:

          (i) on or as soon as practicable prior to the closing date for the Reorganizations (the "Closing Date"), each Target Fund will, if applicable, declare and pay to its shareholders of record one or more dividends and/or other distributions so that it will have distributed substantially all of its investment company taxable income (computed without regard to any deduction for dividends paid) and realized net capital gain, if any, for the current taxable year through the Closing Date;

          (ii) on the Closing Date, all of the assets of each Target Fund will be transferred to the Acquiring Fund in exchange for shares of such Acquiring Fund and the assumption by such Acquiring Fund of the known liabilities (if any) of such Target Fund. The aggregate value of the Acquiring Fund shares to be issued in this exchange will be equal to the value of the net assets transferred (computed using the valuation procedures set forth in the MainStay Funds' then-current prospectus and statement of additional information);

          (iii) as soon as reasonably practicable after the Closing Date, each Target Fund will distribute the Acquiring Fund shares received by it pursuant to the Plan of Reorganization to its shareholders pro rata in proportion to their respective interests;(2) and

          (iv) each Target Fund will be completely liquidated.

----------
(2) The distribution will be accomplished by establishing new accounts on the shareholder records of the Acquiring Fund in the name of each Target Fund shareholder, with each new account being credited with the respective pro rata number of Acquiring Fund shares due the shareholder. All shares of Target Fund stock will be redeemed or canceled. The Target Funds currently offer two classes of shares: McMorgan Fund Class and Class Z shares. In the Reorganizations, shareholders of both classes of the Target Funds will receive Class I shares of the Acquiring Fund.

Boards of Trustees
November 27, 2007
Page 4


                                 Representations

     Our opinion is conditioned upon the accuracy of the following representations as of the Closing Date, which representations have been certified to us by an appropriate authorized officer of the McMorgan Funds and/or the MainStay Funds as indicated below. Where a representation is based on a party's intent, we have assumed that the representation will be true.

     The following representations have been made by the McMorgan Funds:

     (a) McMorgan Funds is registered with the Securities and Exchange Commission under the 1940 Ac as an open-end management investment company, and each Target Fund (1) operates as a separate open-end management investment company and (2) is taxable as a separate corporation for federal income tax purposes by reason of section 851(g).(3)

     (b) Each of the Target Funds qualified for treatment as a regulated investment company under section 851 (a "RIC") for its most recent taxable year and intends to qualify as such for its current taxable year (including each Target Fund's last short taxable period ending on the Closing Date).

     (c) The Acquiring Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by each of the Target Funds immediately prior to the Reorganizations. For purposes of this representation, amounts used by a Target Fund to pay its reorganization expenses and all redemptions and distributions (except for (1) redemptions in the ordinary course of a Target Fund's business as an open-end investment company as required by section 22(e) of the 1940 Act pursuant to a demand of a shareholder and (2) regular, normal dividends) made by a Target Fund immediately prior to the transfer will be included as assets of the Target Fund held immediately prior to the Reorganizations.

     (d) There are no shareholders of a Target Fund entitled to appraisal rights under the governing documents of the McMorgan Funds as a result of the Reorganizations, no cash will be paid to any shareholder of a Target Fund in lieu of fractional shares of the Acquiring Fund, and no cash or property other than shares of the Acquiring Fund will be received by or distributed to the shareholders of a Target Fund in the Reorganizations.

----------
(3) Unless otherwise indicated, all section references are to the Internal Revenue Code of 1986, as amended (the "Code").

Boards of Trustees
November 27, 2007
Page 5


     (e) The liabilities of a Target Fund to be assumed by the Acquiring Fund (if any) were incurred by such Target Fund in the ordinary course of its business and are associated with the assets to be transferred.

     (f) Other than expenses solely and directly related to the Reorganizations (which may be paid by the NYLIM), each Target Fund and its shareholders will pay their respective transaction expenses (if any).

     (g) There is no intercorporate indebtedness between the Acquiring Fund and either Target Fund.

     (h) The fair market value of the assets of each Target Fund to be transferred in the Reorganizations to the Acquiring Fund will exceed the sum of the liabilities of such Target Fund to be assumed by such Acquiring Fund (if any).

     (i) The total adjusted basis of the assets of each Target Fund transferred to the Acquiring Fund will equal or exceed the sum of the liabilities (if any) of such Target Fund to be assumed by the Acquiring Fund pursuant to the Reorganizations.

     (j) Each Target Fund will distribute to its shareholders the shares of the Acquiring Fund it receives pursuant to the Reorganizations.

     (k) As of the Closing Date, each Target Fund will cease to be a going concern except for completion of the transactions contemplated pursuant to the Plan of Reorganization. Following its final liquidating distribution, neither Target Fund will retain any assets and each Target Fund will be dissolved.

     (l) Prior to the adoption of each Plan of Reorganization, neither the Target Funds nor any person related to the Target Funds has redeemed (or acquired) any shares of the Target Funds except under the legal obligations of the Target Funds under section 22(e) of the 1940 Act.

     (m) During the five-year period ending on the Closing Date, no Target Fund has made (and will not have made) any distributions with respect to its Target Fund shares (other than regular and normal dividend distributions made pursuant to the Target Fund's historic dividend paying practice), either directly or through any transaction, agreement, or arrangement with any other person, except for distributions described in sections 852 and 4982.

     (n) Each Target Fund is engaging in the Reorganizations for valid business reasons.

     (o) Neither Target Fund altered its portfolio in connection with the Reorganizations in order to allow the Acquiring Fund to satisfy the following representation to be made by the MainStay Funds:

Boards of Trustees
November 27, 2007
Page 6


               We have been advised by Sutherland Asbill & Brennan LLP that, following the Reorganizations, the Acquiring Fund may sell up to 66 2/3% of the assets of each Target Fund acquired in the Reorganization (the "Acquired Assets"). The Acquiring Fund does not have any current plan or intention to sell or otherwise dispose of any of the remaining 33 1/3% of the Acquired Assets of either Target Fund other than in the ordinary course of business and consistent with such Acquiring Fund's investment objectives and policies. The Acquiring Fund intends to reinvest the proceeds from the sale of any Acquired Assets consistent with its investment objectives and policies.

     The following representations have been made by the MainStay Funds:

     (a) MainStay Funds is registered with the Securities and Exchange Commission under the 1940 Act as an open-end management investment company, and the Acquiring Fund (1) operates as a separate open-end management investment company and (2) is taxable as a separate corporation for federal income tax purposes by reason of section 851(g).

     (b) Following completion of the Reorganization, the Acquiring Fund intends to qualify as a RIC within the meaning of section 851 for the current and all subsequent taxable years.

     (c) The fair market value of the shares of an Acquiring Fund to be received by each shareholder of the Target Funds will be approximately equal to the fair market value of the shares of the Target Fund surrendered in exchange therefor.

     (d) Neither the Acquiring Fund nor any person related to any Acquiring Fund has any plan or intention to redeem (or acquire) any of the Acquiring Fund shares issued in the Reorganizations except under their legal obligations under section 22(e) of the 1940 Act.

     (e) We have been advised by Sutherland Asbill & Brennan LLP that, following the Reorganizations, the Acquiring Fund may sell up to 66 2/3% of the assets of each Target Fund acquired in the Reorganizations (the "Acquired Assets"). The Acquiring Fund does not have any current plan or intention to sell or otherwise dispose of any of the remaining 33 1/3% of the Acquired Assets of either Target Fund other than in the ordinary course of business and consistent with such Acquiring Fund's investment objectives and policies.(4) The Acquiring Fund

----------
(4) For purposes of this representation, a sale of an Acquired Asset will not be considered to be in the ordinary course of business if such asset is sold principally because (i) such asset is not a

Boards of Trustees
November 27, 2007
Page 7


          intends to reinvest the proceeds from the sale of any Acquired Assets consistent with its investment objectives and policies.

     (f) Other than expenses solely and directly related to the Reorganizations (which may be paid by the NYLIM), the Acquiring Fund and its shareholders will pay their respective transaction expenses (if any).

     (g) The Acquiring Fund does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any shares of the Target Funds.

     (h) All of the outstanding shares of the Acquiring Fund, regardless of class designation, are voting shares. All shares issued by the Acquiring Fund in the Reorganizations, regardless of class designation, will be voting shares.

     (i) The Acquiring Fund is engaging in the Reorganizations for valid business reasons.

                                     Opinion

     Based on our analysis of the Code, the Income Tax Regulations promulgated under the Code, case law, published and private rulings of the Internal Revenue Service, and other relevant legal authority, and in view of the facts summarized above and the representations set forth above, it is our opinion that the following federal income tax consequences will result from each Reorganization:

     1. The Reorganization will constitute a "reorganization" within the meaning of section 368(a), and the Target Fund and the Acquiring Fund each will be a "party to a reorganization" within the meaning of section 368(b).

     2. No gain or loss will be recognized by the Target Fund (i) on the transfer of its assets to the Acquiring Fund in exchange solely for shares of the Acquiring Fund and the Acquiring Fund's assumption of the liabilities (if any) of the Target Fund and (ii) the subsequent distribution by the Target Fund of those shares to the shareholders of the Target Fund. Section 361.

     3. No gain or loss will be recognized by the Acquiring Fund on receipt of the assets transferred to it by the Target Fund in exchange for shares of the Acquiring Fund and the assumption of the liabilities (if any) of the Target Fund. Section 1032.

----------
     permitted asset of the Acquiring Fund or is not otherwise consistent with the Acquiring Fund's fundamental investment policies or (ii) the total holdings of such asset by the Acquiring Fund immediately after the Reorganization exceed that amount of such asset that NYLIM or McMorgan believes the Acquiring Fund should hold (as of the Closing Date) pursuant to its investment objectives and policies.

Boards of Trustees
November 27, 2007
Page 8


     4. The Acquiring Fund's basis in the assets received from the Target Fund will be the same as the Target Fund's basis in those assets immediately prior to the Reorganization. Section 362(b).

     5. The Acquiring Fund's holding period for the transferred assets will include the Target Fund's holding period therefor. Section 1223(2).

     6. No gain or loss will be recognized by the shareholders of the Target Fund on the exchange of their shares of the Target Fund solely for shares of the Acquiring Fund. Section 354.

     7. A Target Fund shareholder's basis in the shares of the Acquiring Fund received in the Reorganization will be the same as the adjusted basis of the shares of the Target Fund surrendered in exchange therefor. Section 358.

     8. A Target Fund shareholder's holding period in the shares of the Acquiring Fund received in the Reorganization will include the shareholder's holding period for the shares of the Target Fund surrendered in exchange therefor, provided such Target Fund shares were held as capital assets on the Closing Date. Section 1223(l).

     9. The Acquiring Fund will succeed to and take into account the items of the Target Fund described in section 381(c), including any earnings and profits, or deficit therein, of the Target Fund as of the date of the Closing Date, subject to the conditions and limitations specified in sections 381, 382, 383, and 384.

                                      * * *

     We express no opinion regarding the federal income tax consequences of the payment by the NYLIM of expenses incurred in connection with the Reorganizations, except in relation to the qualification of the transfer of each Target Fund's assets to the Acquiring Fund as a reorganization under section 368(a).

                                        Sincerely yours,


                                        /s/ Sutherland Asbill & Brennan LLP

                                        SUTHERLAND ASBILL & BRENNAN LLP